Exhibit 99.1


Metromedia International Group, Inc.
Announces Agreement to Sell Substantially All of the Company's
Remaining Radio Businesses

    Business Editors/High-Tech Writers

    CHARLOTTE, N.C.--(BUSINESS WIRE)--July 9, 2004--Metromedia International Group, Inc. (the "Company" or "MIG") (currently traded as: OTCPK:MTRM - Common Stock and OTCPK:MTRMP - Preferred Stock), the owner of interests in various communications and media businesses in Russia and the Republic of Georgia, today announced that it has reached an agreement to sell its wholly-owned radio business unit, Metromedia International Inc. ("MII") to Communicorp Group Limited ("Communicorp") for an aggregate cash purchase price of $14.25 million. MII holds the Company's interests in seventeen of the Company's remaining eighteen radio businesses, which operate in Bulgaria, the Czech Republic, Estonia, Finland and Hungary. Communicorp will acquire the outstanding stock of MII for payments of $500 thousand (which was received today), $13.0375 million at closing and $712.5 thousand six (6) months after closing. The agreement with Communicorp anticipates a closing within 60 days subject to the satisfaction of certain closing conditions, including confirmatory due diligence by Communicorp. Such due diligence is related to the representations and warranties provided by the Company, including but not limited to, the financial statements of MII as presented by the Company, not having unrecorded liabilities in excess of $3.0 million. The agreement also provides for an adjustment to the cash purchase price, if the consolidated net assets of MII at closing differ by more than two percent (2%) from the projected amount the Company has provided to Communicorp. In a limited number of circumstances, including in the event that Communicorp identifies unrecorded liabilities in excess of $3.0 million prior to closing, Communicorp will have the option to terminate the agreement and receive repayment of the $500 thousand paid by it to the Company. The Company anticipates that the sale of MII will result in the recognition of a modest US GAAP book gain. However, the Company will likely recognize a US tax basis loss on the sale since the Company's tax basis is significantly higher than the projected net cash proceeds.
    Concerning the terms of the sale agreement, Ernie Pyle, Executive Vice President and Chief Financial Officer of the Company, commented, "Although this sale is subject to confirmatory due diligence by Communicorp, we do not presently expect any surprises which would result in termination of the agreement. We also do not anticipate any significant adjustment to the purchase price as a result of the true-up for net assets at closing."
    Mark Hauf, Chairman and Chief Executive Officer of the Company, also commented: "This sale of MII concludes the program of non-core asset sales we began early in 2003. I'm very pleased with the price our team negotiated for our remaining radio businesses and trust that Communicorp will be pleased with these additions to its radio portfolio. We have now essentially finished the fundamental restructuring of the Company's business operations. With the successful monetization of all former non-core business interests, the management team can now turn attention to the complex task of restructuring the Company's balance sheet."
    Paddy Halpenny, President and Chief Executive Officer of Communicorp, commented, "The MII radio businesses in Bulgaria, the Czech Republic, Estonia, Finland and Hungary present the Communicorp Group with exciting commercial opportunities in five established markets in Central and Eastern Europe. With the global economic upturn and considerably improved conditions within the advertising markets in each of these jurisdictions, these businesses are well positioned to prosper under the continuing stewardship of the group management team led by Christo Grozev - General Director, Catherine Tezcan - Finance Director and the individual country managing directors. With this strong management team under the strategic guidance and direction of the Communicorp Group, and, in particular, its Chairman and media and telecoms entrepreneur, Denis O'Brien, I am looking forward to growing these businesses significantly in the future."

    About Metromedia International Group

    Through its wholly owned subsidiaries, the Company owns communications and media businesses in Russia and the Republic of Georgia. These include mobile and fixed line telephony businesses and wireless and wired cable television networks. The Company has focused its principal attentions on continued development of its core telephony businesses in Russia and the Republic of Georgia, and has substantially completed a program of gradual divestiture of its non-core media businesses. The Company's core telephony businesses include PeterStar, the leading competitive local exchange carrier in St. Petersburg, Russia, and Magticom, the leading mobile telephony operator in the Republic of Georgia. The Company's remaining non-core media businesses consist of one radio business operating in Hungary, Radio Szeged and one cable television network in Lithuania, Vilsat.

    This news release contains certain forward-looking statements that involve risks and uncertainties, including in particular those regarding the likelihood of completion of the sale of MII, the likely accounting and tax treatment of the sale of MII, the amount of cash proceeds ultimately realized by MIG upon the completion of the sale of MII and the Company's plans to restructure its balance sheet. Other factors that could cause or contribute to such risks and uncertainties include, but are not limited to, various other factors beyond the Company's control. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2003, the Company's Form 10-Q for the fiscal quarter ended March 31, 2004 and its most recently filed Form 8-K reports (dated March 4, 2004, March 18, 2004, March 31, 2004, April 5, 2004, April 26, 2004,
May 7, 2004, May 18, 2004 and June 25, 2004). The Company is not under, and expressly disclaims, any obligation to update the information in this news release for any future events, including changes in its cash balances or other events affecting liquidity
    Please visit our website at www.metromedia-group.com.



    CONTACT: Metromedia International Group, Inc.
             Ernie Pyle, 704-321-7383
             investorrelations@mmgroup.com